Exhibit 10.3

ASCENDANT SOLUTIONS, INC.
RESTRICTED SHARE UNIT INCENTIVE PLAN

SPECIMEN OF THE

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement (“Agreement”) is made effective as of ___________, 2013 (“Award Date”) by and between Ascendant Solutions, Inc. (“Company”) and ________________ (“Participant”). Any capitalized term used but not defined herein shall have the meaning given such term in the Ascendant Solutions, Inc. Restricted Share Unit Incentive Plan, as amended (“Plan”).

1.               Grant of Restricted Share Units. Pursuant to the Plan, Participant is hereby awarded restricted share units covering [ENTER NUMBER] shares of Common Stock (“Restricted Share Units”). Each Restricted Share Unit represents the right to receive one Share or cash equal to the Fair Market Value of one Share, plus additional amounts described in Section 5, subject to the terms and conditions of this Agreement and the Plan. On any day, the value of a Restricted Share Unit shall equal the Fair Market Value of a share of Common Stock of the Company.

2.               Vesting of Restricted Share Units. Subject to the terms and conditions of this Award and the Plan, 25% of the Restricted Share Units shall vest, and the restrictions with respect to the Restricted Share Units shall lapse, on each of the first, second, third and fourth anniversaries of Award Date if (a) Participant remains in the Continuous Service of the Company or any Affiliate on such date or (b) Participant’s Continuous Service for the Company and all Affiliates terminates as a result of his death or Disability during such year. Notwithstanding the foregoing, in the event of a Change of Control, then, if Participant’s Continuous Service has not terminated as of the effective date of such Change of Control, the following provisions shall apply:

(a)             Acceleration of Vesting. Except as otherwise provided in subsection (b), the restrictions and conditions on all outstanding Restricted Share Units granted under this Award shall immediately lapse.

(b)             Assumption of Grants. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Restricted Share Units shall be assumed by, or replaced with comparable awards, by the surviving corporation; provided, however, in the event of the Participant’s Involuntary Termination within the two (2) year period following such Change of Control, the restrictions and conditions on such assumed or substituted award shall immediately lapse.

3.               Forfeiture Obligations. If Participant’s Continuous Service with the Company and its Affiliates terminates before all Restricted Share Units have vested for any reason, Participant (or Participant’s estate, as applicable) shall, for no consideration, forfeit to the Company all Restricted Share Units that have not vested as of the date of such termination.

4.               Dividend Equivalents. As long as Participant holds Restricted Share Units granted pursuant to this Award, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Share Units (“Additional Restricted Share Units”) equal to the total number of whole Restricted Share Units and Additional Restricted Share Units previously credited to Participant under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Share Unit resulting from such calculation shall be included in the Additional Restricted Share Units. The Additional Restricted Share Units so credited shall be subject to the same terms and conditions as the Restricted Share Units to which such Additional Restricted Share Units relate and the Additional Restricted Share Units shall be forfeited in the event that the Restricted Share Units with respect to which such Additional Restricted Share Units were credited are forfeited.

5.               Time of Payment. Except as otherwise provided under the Plan, the Award shall be settled, to the extent vested, as soon as administratively practicable following the date on which the Forfeiture Obligations lapse pursuant to Section 3, but in no event later than March 15th of the calendar year following the end of the calendar year in which the Forfeiture Obligations lapse.

6.               Form of Settlement. On the date of settlement, the Company will pay a lump sum cash payment to the Participant equal to the Fair Market Value of the Shares of Common Stock underlying the vested Restricted Share Units. Alternatively, the Board may determine, in its sole and absolute discretion, to issue Shares of Common Stock to the Participant in settlement of all or part of the Award and pay a lump sum cash payment to the Participant for the balance, if any. If applicable, evidence of the issuance of the Common Stock pursuant to this Agreement may be accomplished in such manner as the Company shall deem appropriate, including without limitation electronic registration, book-entry registration or issuance of a certificate in the name of Participant. If the Common Stock issued pursuant to this Agreement remains subject to any additional restrictions, the Company shall be entitled to take such actions as reasonably necessary to ensure that Participant is prohibited from entering into any transaction which would violate any such restrictions, until such restrictions lapse.

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7.               No Transfer. Unless otherwise approved by the Plan Administrator, the Restricted Share Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution. Any attempted assignment of a Restricted Share Unit in violation of this Agreement shall be null and void. The Company shall not be required to honor the transfer of any Restricted Share Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan.

8.               Community Interest of Spouse. The community interest, if any, of any spouse of Participant in any of the Restricted Share Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Participant’s interest in such Restricted Share Units to be so forfeited and surrendered pursuant to this Agreement.

9.               Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

10.            Required Withholding. The settlement of this Award shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Required Withholding”). By execution of this Agreement, Participant shall be deemed to have authorized the Company to withhold from the cash paid or Shares issued pursuant to this Agreement, that amount, or, if applicable, the number of shares of Common Stock with a Fair Market Value equal to such amount, necessary to satisfy Participant's Required Withholding, if any. Notwithstanding the foregoing, the Company may require that Participant satisfy Participant's Required Withholding, if any, by any other means the Plan Administrator, in its sole discretion, considers appropriate.

11.            Tax Consequences. Participant acknowledges that the tax consequences associated with the award of Restricted Share Units and the issuance of Shares by the Company to the Participant pursuant to this Agreement are complex and that the Company has urged Participant to review the federal, state and local tax consequences thereof with Participant's own tax advisors. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) is responsible for Participant's tax liability arising as a result of this Agreement.

10.       Administration. The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator shall be final and binding upon the Participant, the Company and all interested Persons. The Plan Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

11.       No Rights of a Shareholder. Other than the rights provided in this Agreement, Participant shall not have any rights of a shareholder of the Company unless such Restricted Share Units have vested and shares of Common Stock of the Company have been issued in settlement of the Award.

12.       No Employment Rights. The grant, vesting or settlement of Restricted Share Units pursuant to this Agreement shall not give Participant any right to remain employed (or in other service) with the Company or any Affiliate.

13.       Amendment. This Agreement made by amended only by a writing executed by the Board and Participant. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Board if such amendment is in writing, delivered to Participant, and does not adversely affect the rights of Participant under this Agreement. Without limiting the foregoing, in the event the Board, in its sole and absolute discretion, determines that an amendment to the Plan or Award Agreement is required or advisable to ensure that this Award is exempt from Section 409A of the Internal Revenue Code of 1986, as amended, such amendment shall be deemed to not impair the rights of Participant and shall not require the consent of Participant.

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14.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

15.       Construction. The Restricted Share Units are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan has been delivered to Participant, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

16.       Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared unlawful or invalid. Any provision of this Agreement declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the applicable section of this Agreement to the fullest extent possible while remaining lawful and valid.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Participant has executed this Agreement on _____________, 2013.

ASCENDANT SOLUTIONS, INC.

By: ______________________________________

Name: ______________________________________

Title: ______________________________________

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PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RESTRICTED SHARE UNITS SUBJECT TO THIS AWARD SHALL REMAIN SUBJECT TO THE FORFEITURE OBLIGATIONS PROVIDED FOR IN THIS AGREEMENT AND THE FORFEITURE OBLIGATIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF PARTICIPANT'S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED SHARE UNITS). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF PARTICIPANT'S SERVICE TO THE COMPANY. Participant acknowledges receipt of a copy of the Plan, represents that Participant is familiar with the terms and provisions thereof, and hereby accepts the Restricted Share Unit Award subject to all of the terms and provisions hereof and thereof. Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

PARTICIPANT

DATED:______________

Address: ___________________________________________

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